Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Director and Stockholders
AltiGen Communications, Inc.

We consent to the incorporation by reference in this Registration Statement of AltiGen Communications, Inc. on Form S-8 of our report dated December 28, 2004, appearing in the Annual Report on Form 10-K of AltiGen Communications, Inc. for the year ended September 30, 2004.

/s/ Deloitte & Touche LLP
San Jose, California
December 28, 2004